Exhibit 99.1

Halcón Resources Announces Closing of Operated Williston
Basin Assets Sale for $1.4 Billion, Launch of Tender Offer for Up
to 50% of its 6.75% Senior Notes due 2025 and Other Items

HOUSTON, TEXAS — September 7, 2017 — Halcón Resources Corporation (NYSE:HK) (“Halcón” or the “Company”) announced today it closed the sale of its operated Williston Basin assets for $1.4 billion in cash, subject to certain customary closing adjustments.  The effective date of the divestiture is June 1, 2017.

The Company today also launched a tender offer to purchase for cash up to $425 million principal amount of  the outstanding $850 million principal amount of its unsecured 6.75% Senior Notes due 2025 (the “6.75% Notes”) at 103% of par  plus accrued interest.  The tender offer will expire at 5:00 p.m., New York City time, on October 6, 2017, unless extended or earlier terminated.  The tender offer for the Notes (the “Offer”) is being made pursuant to certain provisions of the indenture governing the 6.75% Notes, as supplemented. The purchase of validly tendered 6.75% Notes will be prorated in accordance with the indenture and the procedures of DTC if the offer is oversubscribed.  This press release does not constitute an offer to purchase securities or a solicitation of an offer to purchase any securities, nor does it constitute an offer or solicitation in any jurisdiction in which such offer or solicitation is unlawful.

Halcón has also issued an irrevocable notice to redeem on October 7, 2017 all of its outstanding 12.0% Second Lien Notes due 2022 (the “12.0% Notes”) in accordance with the terms of the indenture governing such notes. The Company has also irrevocably deposited with U.S. Bank National Association an amount of funds sufficient to fund the redemption, thereby satisfying and discharging the Company’s obligations under the 12.0% Notes.  The Notice of Redemption is being sent to all registered holders of 12.0% Notes on September 7, 2017.  On or before October 7, 2017, the 12.0% Notes should be presented to U.S. Bank National Association at the address set forth in the Notice of Redemption for the 12.0% Notes. This press release is for informational purposes only and shall not constitute a notice of redemption of the 12.0% Notes or an offer to purchase, or a solicitation of an offer to sell, any 12.0% Notes or other securities.

Finally, the Company entered into an Amended and Restated Senior Secured Revolving Credit Agreement today with a $140 million borrowing base.  As of June 30, 2017, Halcón’s liquidity was approximately $700 million pro forma for the Williston Basin asset sale, the closing of various non-core asset sales, the redemption of all of the Company’s 12.0% Notes outstanding, the assumed tender of 50% of its 6.75% Notes outstanding for purchase and the assumed exercise of the Company’s option on the northern portion of its Monument Draw acreage.  This liquidity is based on $567 million of pro forma cash on hand (after pay down of all revolving credit facility borrowings) plus available borrowings under the undrawn senior secured revolving credit facility.  The next borrowing base redetermination is scheduled for the spring of 2018.

About Halcón Resources

Halcón Resources Corporation is an independent energy company engaged in the acquisition, production, exploration and development of onshore oil and natural gas properties in the United States.

For more information contact Quentin Hicks, Senior Vice President of Finance & Investor Relations, at 832-538-0557 or qhicks@halconresources.com.

Forward-Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements that are not strictly historical statements constitute forward-looking statements and may often, but not always, be identified by the use of such words such as “expects”, “believes”, “intends”, “anticipates”, “plans”, “estimates”, “potential”, “possible”, or “probable” or statements that certain actions, events or results “may”, “will”, “should”, or “could” be taken, occur or be achieved.  Forward-looking statements are based on current beliefs and expectations and involve certain assumptions or estimates that involve various risks and uncertainties that could cause actual results to differ materially from those reflected in the statements. These risks include, but are not limited to, those set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and other filings submitted by the Company to the U.S. Securities and Exchange Commission (SEC), copies of which may be obtained from the SEC’s website at www.sec.gov or through the Company’s website at www.halconresources.com. Readers should not place undue reliance on any such forward-looking statements, which are made only as of the date hereof. The Company has no duty, and assumes no obligation, to update forward-looking statements as a result of new information, future events or changes in the Company’s expectations.